Exhibit 99.1

Southwest Airlines Co.

Senior Executive Short Term Incentive Plan

The Compensation Committee of the Board of Directors (the “Committee”) of Southwest Airlines Co. (the “Company”) has adopted this Senior Executive Short Term Incentive Plan (the “Plan”) to provide for bonuses to be determined pursuant to the Target Bonus Opportunities, Performance Targets, and Performance Measures discussed below. Bonuses will be payable to eligible participants for any calendar year or for such longer or shorter period as may be established by the Committee (a “Performance Period”).

I.	Eligibility

Unless otherwise determined by the Committee, employees of the Company at the level of Senior Vice President and above shall be eligible to participate in the Plan. In addition, the Committee shall have sole discretion to determine those other individuals who shall be eligible to participate in the Plan from time to time.

II.	Performance Measures

The Committee shall have sole discretion to determine performance measures, which may include, without limitation, financial and operational performance measures, both internal and external. Performance measures will be established by the Committee in its discretion, typically prior to or during the first few months of a Performance Period.

III.	Target Bonus Opportunities

Bonuses payable under the Plan will be based on the Committee’s discretion and judgment taking into account attainment of performance targets that are pre-established by the Committee. The formula below is one example of how bonuses might be calculated:

Annual Bonus = [Performance Target Achievement x Target Bonus Opportunity x Base Salary]

Separate performance targets may be established with respect to individual performance criteria, which may or may not be combined with performance targets based on overall Company performance. In addition, separate performance targets may be established with respect to the Company as a whole and/or a unit, division, or department of the Company.

A. Performance Target Achievements. The level of achievement of a performance target will be based on the level of achievement of a particular performance measure (i.e., the payout percentage with respect to a goal set for a performance measure) established by the Committee. While the Committee has the discretion to establish performance target achievements, performance target achievements will typically range between 0% and 150%, depending on the level of performance achieved. The performance target achievements will be pro rated between levels of performance measures.

B. Target Bonus Opportunity. The target bonus opportunity is a percentage of the Participant’s base salary. The percentage will vary for each level of management within the Company and will be established by the Committee in its discretion. While the target bonus opportunity can be any percentage established by the Committee, it will typically range between 10% and 150% of the base salary of the participant, depending on the roles and responsibilities of the participant.

C. Base Salary. Unless determined otherwise by the Committee, base salary means as to any specific Performance Period, a Participant’s annualized base salary payable on the day the Committee takes action to establish a bonus opportunity. Base salary will not be reduced by any voluntary salary reductions or any salary reduction contribution made to any salary reduction plan, defined contribution plan, or other deferred compensation plan, but base salary does not include any payments under the Plan, any equity compensation awards, or any other bonuses, incentive pay, or special awards.